Exhibit 4.2

THE CONVERTIBLE DEBENTURES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER STATE.  THE CONVERTIBLE DEBENTURES CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS THEN AVAILABLE.

INTERNATIONAL INTEGRATED INCORPORATED
FORM OF CONVERTIBLE DEBENTURE

DEBENTURE #:	DATE OF ISSUANCE:

#

AMOUNT:

$

FOR VALUE RECEIVED, the undersigned, INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands Corporation (“III”) promises to pay to the order of                                                         (the “Holder”), or order, at Holder’s address as designated on the signature page hereof, or at such other address as the Holder designates, on or before twelve (12) months from the date hereof (the “Maturity Date”) at the Holder’s sole discretion as indicated to III in writing, either: (a.) the principal sum of                                                        ($           ) (the “Principal Amount”) herein evidenced; or (b) shares of III common stock (the “Debenture Shares”) equal to the Principal Amount divided by FIVE DOLLARS ($5.00) per share (the “Conversion Price”).  This Convertible Debenture is subject to that certain Convertible Debenture Loan Agreement between the Holder and III (the “Loan Agreement”).  The provisions of the Loan Agreement are hereby incorporated herein by this reference.

1.                                      PAYMENTS AND INTEREST.

This Convertible Debenture shall bear interest at the rate of Ten Percent (10%) per annum, prepaid to the Holder by III in the amount of                             THOUSAND DOLLARS ($                 ) payable by III within Ten (10) business days of bank clearance of the Holder’s Principal Amount, in the form of a bank wire or check. This Convertible Debenture is payable either by repayment of III of the Principal Amount hereof or by the issuance by III of the Debenture Shares, at the Holder’s sole discretion and written notification thereof. No fractional shares will be issued and any fractional shares which may be issuable hereunder will be paid in cash by III pursuant to Section 8 hereof.

2.                                      SEVERABILITY.

If any provision of this Convertible Debenture is invalid by operation of any law or interpretation placed thereon by any court, this Convertible Debenture shall be construed as not containing such provision and all other provisions of this Convertible Debenture which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Convertible Debenture are declared to be severable.

3.                                      GOVERNING LAW.

This Convertible Debenture and the Investment Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands.

4.                                      ASSIGNMENT.

Except to the extent provided in Section 9 below, the Holder shall have the right to sell, assign, or otherwise transfer, either in part or in its entirety, this Convertible Debenture, and any other instrument evidencing or securing the indebtedness of this Convertible Debenture, without III’s consent.  Such transferee or transferees shall be deemed to be entitled, as to III, to be treated in all favorable respects as a holder or holders in due course. Notwithstanding the above, Holder agrees not to sell, assign or otherwise dispose of the Convertible Debenture or the Debenture Shares to any competitor of III, including but not limited to Inamed Corporation or Mentor Corporation, or to any executive officer of any competitor of III, including but not limited to any executive officer of Inamed Corporation or Mentor Corporation.

5.                                      FORBEARANCE NOT A WAIVER.

No delay or omission on the part of the Holder in exercising any rights under this Convertible Debenture or under the Investment Agreement as defined herein, on default by III, shall operate as a waiver of such right or of any other right under this Convertible Debenture, for the same default or any other default.

6.                                      MANNER OF NOTIFICATION.

Any notice to III provided for in this Convertible Debenture shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to III at the management office address stated below, or to such other address as III may designate by written notice to the Holder.  Any notice to the Holder shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holder at the address stated on the signature page hereof, or at such other address as may have been designated the Holder by written notice to III.  Mailed notices shall be deemed delivered and received on the delivery date as shown on the postal return receipt or the receipt furnished by an independent courier service, and any notices transmitted by confirmed facsimile transmission will be deemed delivered and received as of the date of the transmission.

7.                                      CONVERSION RIGHTS OF HOLDER.

At the Holder’s option, at any time prior to the Maturity Date as defined above, Holder may elect to convert all of this Convertible Debenture, in accordance with the provisions of this Section 7. into fully paid and non-assessable shares of Common Stock of III (the “Common Stock”).  The number of Convertible Debenture Shares into which this Convertible Debenture may be converted shall be determined by dividing the unpaid Principal Amount by the Conversion Price of FIVE DOLLARS ($5.00) PER SHARE. On the Maturity Date hereof, III will automatically convert the Convertible Debenture into the Convertible Debenture Shares, unless notified in writing by the Holder of Holder’s decision to be repaid the Principal Amount, and III shall be forever released from all of its obligations and liabilities under the Convertible Debenture.

7.1                               Conversion Procedure; Notice of Conversion.

Before the Holder shall be entitled to convert this Convertible Debenture into shares of Common Stock, the Holder shall surrender this Convertible Debenture at the office of III and shall give written notice by mail, postage prepaid, to III at its management office, of the election to convert the same.  III shall, as soon as practicable thereafter, issue and deliver at such office to the Holder a certificate or certificates for the Convertible Debenture Shares to which the Holder shall be entitled as aforesaid (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to III), including a check payable to the Holder for any cash amounts payable as described in Section 7.3.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Convertible Debenture, and the Holder shall be treated for all purposes as the record holder or holders of such shares of the Common Stock as of such date.

7.2                               Delivery of Stock Certificate.

As promptly as practicable after the conversation of this Convertible Debenture, III at its expense will issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

7.3                               Mechanics and Effect of Conversion.

No fractional shares of the Common Stock shall be issued upon conversion of this Convertible Debenture. In lieu of III issuing any fractional shares to the Holder upon the conversion of this Convertible Debenture, III shall pay to the Holder the amount of outstanding principal that is not so converted because of a fractional share.

7.4                               Reservation of Stock Issuable Under Conversion.

III shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Debenture, such number of its shares of Common Stock as shall, from time to time, be sufficient to effect the conversion of the Convertible Debentures; and if at any time the number of authorized by unissued shares of the Common Stock, for issuance on conversion of such Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Convertible Debenture, in addition to such other remedies as shall be available to the Holder of this Convertible Debenture, III will use its best efforts to take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized, but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

8.                                      REGISTRATION RIGHTS.

8.1       For a period commencing with the issuance of the Convertible Debenture and terminating one year after the Effective Date as defined below, if at any time III shall propose to register any of its shares for sale or disposition for its own account for cash under the Act in a public offering, including an initial public offering (the “IPO”) under an S-1 registration statement, other than a registration relating to its employee benefit plans, III shall:

(a)                                  Promptly give the Holder at least thirty (30) days’ written notice prior to the filing thereof (which shall include, if then determined, the proposed date on which the registration statement is to be filed, the proposed price and registration price per share, the number of shares proposed to be included in such registration, the identity of any proposed selling stockholders and a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(b)                                  Subject to Section 8.2 below, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, a portion of the Holder’s Shares (as hereinafter defined) which are specified in a written request, or requests, made by the Holder within ten (10) days after receipt of such written notice from the Company by the Holder.

The rights of the Holder to registration pursuant to this Section 8.1 shall be conditioned upon the Holder’s participation in any underwriting relating to the Company’s registered public offering.  The Holder shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company.  The Company will use its best efforts to include the Holder’s Shares in such registration statement.  Notwithstanding any provision of this Section 8.1, if the underwriter, in its sole discretion, determines that marketing factors require a limitation of the number of securities to be underwritten, or that the registration statement should be limited to shares offered by the Company only, the underwriter may exclude some or all of the Holder’s Shares for which the Holder seeks registration from inclusion in the registration and underwriting, which reduction shall be pro rata among the Holder, the Company, and any other shareholder whose shares are sought to be included in the registration.  The Company will bear the expenses of such registration, except for an underwriting commission or discount and the expenses of special counsel for the Holder.

8.2       In addition, from time to time, the Company will register the Holder’s Shares, at its expense, on registration statements or Form S-3 after the date upon which the Company meets the requirements to register Holder’s Shares on a Form S-3.

8.3       Definitions.  For purposes of this Section 8:

8.3.1                                                                     The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document; and

8.3.2                                                                     The term “Holder’s Shares” means any Common Stock issued upon conversion of this Convertible Debenture, held by the Holder and purchased in this Offering; and

8.3.3                                                                     The term “Effective Date” shall mean the date the effectiveness of the Company’s registration on Form S-1, or equivalent registration, for an initial public offering (IPO) is declared effective by the SEC.

8.4                               Indemnification.  In the event any Holder’s Shares are included in a registration statement under this Section 8:

8.4.1                                        To the extent permitted by law, the Company will indemnify and hold harmless the Holder, and its partners, against any losses, claims, damages or liabilities (joint or several) to which it may become subject under the Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law.  The Company will reimburse the Holder, and its partners, for any legal or other expense actually incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.  Notwithstanding the preceding, the indemnity agreement contained in this Section 8.4.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs solely in reliance upon or in conformity with written information furnished expressly for use in connection with such registration by the Holder.

8.4.2                                        To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, and any underwriter, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon written information furnished by the Investor and expressly for use in connection with such registration.  The Holder will reimburse any legal or other expense reasonably incurred by the Company or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action.  Notwithstanding the preceding, the indemnity agreement contained in this Section 8.4.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

8.4.3                                        Promptly after receipt by an indemnified party under this Section 8.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.4, deliver to the indemnifying party a written notice of the commencement thereof.  Following receipt of such notice, the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.4.  However, the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.4.

8.4.4                                        The obligations of the Company under this Section 8.4 shall survive the completing of any offering of the Holder’s Shares in a registration statement under this Section 8.

8.5       Delay.  The Holder shall have no right to take any action to restrain, enjoin or otherwise delay any registration as a result of any controversy that may arise with respect to the interpretation or implementation of this undertaking.

8.6       Transfer of Registration Rights.  The rights granted to the Holder hereunder to cause the Company to register securities pursuant to the terms hereof may be assigned to a transferee or assignee in connection with any permitted transfer or assignment of any of the Holder’s Shares (including, without limitation, any transfers or assignments effected by operation of law), but excluding any transferee who purchases the Company’s Common Shares which have been otherwise registered.

9.                                      TRANSFER OF THIS CONVERTIBLE DEBENTURE.

With respect to any offer, sale or other disposition of this Convertible Debenture (or of any securities issued upon conversion of this Convertible Debenture other than pursuant to Section 8.6 above), the Holder will give written notice to III prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect).  Promptly upon receiving such written notice, III shall notify such Holder whether such Holder may sell or otherwise dispose of this Convertible Debenture, all in accordance with the terms of the notice delivered to III. Notwithstanding the above, Holder agrees not to sell, assign or otherwise dispose of the Convertible Debenture or the Debenture Shares to any competitor of III, including but not limited to Inamed Corporation or Mentor Corporation, or to any executive officer of any competitor of III, including but not limited to any executive officer of Inamed Corporation or Mentor Corporation.

10.                               HEADING; REFERENCES.

All headings used herein are used for convenience only and shall not be used to construe or interpret this Convertible Debenture.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Signatures on next page

THE COMPANY:
INTERNATIONAL INTEGRATED INCORPORATED

THE EFFECTIVE DATE:

By:	, 2002
Edward V. Lower, Ph.D.
Its:	Chief Executive Officer

Registered Office Address:	Management Office Address and Address for Notices:
International Integrated Incorporated	International Integrated Incorporated
Craigmuir Chambers	3800 Howard Hughes Parkway
P.O. Box 71	18th Floor
Road Town, Tortola	Las Vegas, NV. 89109
British Virgin Islands	Phone: 702/731-2519
FAX: 702/791-5365

Additional Guarantor:

, 2002
Donald K. McGhan

NOTICE OF CONVERSION

(To be signed only upon Conversion of Convertible Debenture)

TO:	INTERNATIONAL INTEGRATED INCORPORATED
Management Offices
3800 Howard Hughes Parkway 18th Floor
Las Vegas, NV. 89109

The undersigned, the Holder of the foregoing Convertible Debenture, hereby surrenders such Convertible Debenture for conversion into shares of the Common Stock of INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands Corporation, to the extent of                                        THOUSAND DOLLARS ($                ) unpaid Principal Amount of such Convertible Debenture, and requests that the certificates for such shares be issued in the name of, and delivered to:

whose address is:

Dated:

Signed:

(Signature must conform in all respects to the name of the Holder as specified on the face of the Convertible Debenture)

Address: